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                                                                    Exhibit 10.7

                    EXCLUSIVE OEM/DISTRIBUTORSHIP AGREEMENT

This Exclusive Distributorship Agreement ("Agreement"), made and effective this March 10, 1995, by and between Celerity Systems, Inc., a Tennessee Corporation ("Manufacturer or "Manufacturer") and InterSystem Multimedia, Inc, Distributor, a New Jersey Corporation ("Distributor").

Manufacturer desires to appoint Distributor, and Distributor desires to accept appointment, as an exclusive distributor of Manufacturer's products within a defined area as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and promises set forth herein, the parties agree as follows:

1.    Rights Granted.

      Manufacturer hereby grants to Distributor, subject in all events to its compliance with the other terms and conditions of this Agreement,

      (i) the exclusive right to purchase, promote and sell Manufacturer's products to Korea Telecom ("KT") for KT's use in the Republic of Korea (the "Territory"), and

      (ii) a co-exclusive right with Integrated Network Corp. to purchase, promote and sell Manufacturer's products to other customers in the Territory for their use in the Territory, and

      (iii) a non-exclusive right to purchase, promote and sell Manufacturer's products to customers in the rest of the world.

      Each of the distributorships provided under (i), (ii) above shall be for an initial term of three (3) years as provided for in Article 13. The distributorship provided for under (iii) above respecting certain non-exclusive worldwide rights shall be terminable by Manufacturer at any time by the giving of a written notice which shall state a Date of Termination, which shall not be any earlier than thirty (30) days after posting of such Notice in the U.S. Mail by Manufacturer. On the Date of Termination all distributorship rights granted under (iii) above shall forthwith terminate subject only to the continuing obligation of the parties under Article 14A, B and C of this Agreement.

2.    Products.

As used in this Agreement, the term "Manufacturer's Products" shall mean the products, related service parts and accessories manufactured and/or sold by the Manufacturer as follows:

            CTL8000 Video Server product line consisting of:

            M821 Motherboard & Chassis

            C805 5 Channel T1 Board

            D801 Disk Management Module including the software

            S801 Supervisory Module including the software

            M801 NTSC Module including the software

            R75 Video Raid Subsystem

3.    Terms of Sale.

All sales of Manufacturer's Products to Distributor shall be made pursuant to this Agreement at such prices and on such terms as Manufacturer shall establish from time to time on at least thirty (30) days notice. All prices are FOB Manufacturer's plant. All orders shall be placed with Manufacturer on a Purchase Order, the form of which to be supplied to Manufacturer by Distributor, and are subject to acceptance by Manufacturer at its plant in Tennessee. Manufacturer agrees to properly pack all items for shipment at Distributor's expense. Distributor shall purchase insurance for shipping purposes as it might require. Risk of loss due to damage or destruction of Manufacturer's Products shall be borne by Distributor after delivery to the carrier for shipment. The shipper will be selected by Manufacturer unless Distributor requests a reasonable alternative. However, for the account of Korea Telecom, the prices and delivery commitment made in the bid to be supplied to Distributor by Manufacturer and incorporated into this Agreement (and incorporated prior to Distributor's bid to KT) will remain firm and binding unless mutually agreed to change. This Agreement shall control all aspects of the dealings between Manufacturer and Distributor with respect to the Manufacturer's Products and any additional or different terms in any Distributor order are hereby rejected. Manufacturer will relabel the external product labels to the extent permitted by law to conform to Distributor specifications provided, however, Distributor may choose one, and only one, company name for the product without payment of an additional fee.

4.    Payment.

For the account of KT, Distributor shall pay the same pro rata amount of all charges due hereunder within fifteen (15) days after the Distributor gets paid pro rata by KT (the normal KT payment policy, eighty percent (80%) of the invoice amount will be paid upon presentation of shipping documents upon completion of shipping and the remaining twenty percent (20%) after sixty (60) days of reliability period from the official cut-over date by KT). For other accounts, Distributor shall


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pay all charges due hereunder within thirty (30) days after the date of
Manufacturer's invoice. All payments shall be made in U.S. Dollars irrespective of the form of payment to Distributor and Distributor shall assume all risk/benefit of exchange fluctuations. Since Distributor is not able to make any prepayment to Manufacturer, Distributor agrees to use its best efforts to help Manufacturer acquire financing required to provide the products to be supplied to KT.

5.    Marketing Policies.

A. Distributor will at all times promote the sale of Manufacturer's Products through all channels of distribution prevailing in its Territory, in conformity with Manufacturer's marketing policies and programs respecting sales, marketing or service. Distributor will use its best efforts in the Territory (i) to sell Manufacturer's Products to aggressive, reputable, and financially responsible dealers and customers, and (ii) to provide satisfactory consumer service. Distributor is authorized to enter into written agreements with its dealers in the Territory relating to the purchase, resale and service of Manufacturer's Products on forms approved by Manufacturer for this purpose.

B. Distributor will use its best efforts to sell and promote Manufacturer's Products under its non-exclusive worldwide distributorship and undertake to assure and provide customer service wherever such sales are made so as to preserve, protect and enhance the customers' impression of the quality and dependability of Manufacturer's Products.

C. Distributor agrees that it will take all action reasonable and necessary to prevent its dealers from selling Manufacturer's Products outside the Territory.

D. Distributor shall maintain a place of business in the Territory through a local agent in such Territory. Distributor shall provide maintenance service on Manufacturer's Products sold in the Territory, using qualified personnel and subject to service policies reasonably satisfactory to Manufacturer.

E. Distributor shall hire sales personnel or appoint representatives to introduce, promote, market and sell Manufacturer's Products in its Territory. Such personnel and/or representatives shall be adequately trained by Distributor. Distributor shall employ sufficient numbers of sales personnel and/or representatives properly to market Manufacturer's Products in the Territory.

F. Distributor agrees not to engage in the distribution, promotion, marketing or sale in its exclusive Territory of any goods or products that directly compete or conflict with Manufacturer's Products.


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6.    Sales Policies and Merchandising Policies.

A. Sales quotas, giving reasonable regard to past performance and market potential of Manufacturer's Products, may be established by Manufacturer from time to time.

B. From time to time Manufacturer may at its option provide, at Manufacturer's cost, Distributor with merchandising assistance in the form of advertising programs, product and sales training and sales promotions. Distributor agrees to use and integrate such assistance in carrying out Manufacturer's merchandising, general merchandise and sales promotion policies.

7.    Advertising Policies.

Manufacturer will cooperate with Distributor and its dealers, at Manufacturer's cost, in providing for advertising and promotion of Manufacturer's Products throughout the Territory. Nothing herein shall prevent Distributor from independently advertising and marketing the Manufacturer's Products within the Territory, provided the form and content of the advertising or marketing materials are approved by Manufacturer in advance.

8.    Product Warranty Policies.

                               LIMITED WARRANTY

Manufacturer represents and warrants the Manufacturer's Products are free of inherent defects at the time of delivery to the carrier for shipment to the Distributor. In the event any such defect is discovered, Manufacturer's liability for such defect shall be limited at the option of Manufacturer to (i) repair of the subject Product or (ii) replacement provided that all such obligation shall terminate at the earlier of sixty (60) days after Manufacturer's Product is put into service or one-hundred eighty (180) days after date of delivery of Product to carrier; and further provided that Distributor gives Manufacturer prompt written notice of any such defect and cooperates with Manufacturer's investigation and handling of the matter. In the event Manufacturer elects to provide replacement, Manufacturer shall not be obligated to make such replacement prior to the time the defective Product has been returned to its Tennessee manufacturing plant, suitably packed and sent by reputable carrier. Cost of return shall be borne by Manufacturer. No other returns will be permitted, allowed or credited without the prior written consent of Manufacturer.

EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, MANUFACTURER MAKES NO WARRANTY TO DISTRIBUTOR WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


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For the account of Korea Telecom, the Manufacturer agrees to accept the same terms and conditions of the warranty requirement as set forth in the KT Contract (Article 12.1 under Section 12. WARRANTY of Part II. TERMS AND CONDITIONS FOR CONTRACT and Section 1.12 Warranty in PART III SPECIFICATIONS on Pages 26-27. KT's IFT NO.: 95-PSC-006 dated Feb. 22, 1995) awarded by KT to the Contractor (Distributor); provided, however, in no event will the warranty of Manufacturer contemplated by the bid to KT be longer than eighteen (18) months after the date of the Final Acceptance Certificate.

9.    Liabilities and Indemnification.

A. Manufacturer's sole liability for Manufacturer's Products shall be repair or replacement as provided in its Limited Warranty. Manufacturer shall not otherwise be liable for any act or omission of any party and in no event shall Manufacturer be liable for any consequent damages.

B. Distributor agrees to protect Manufacturer and hold Manufacturer harmless from any loss or claim arising out of the negligence of Distributor, Distributor's agents, employees or representatives in the installation, sale or servicing of Manufacturer's Products or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Manufacturer's Products that exceeds Manufacturer's Limited Warranty. Further, in the event that any of Distributor's dealers shall, with respect to any of Manufacturer's Products purchased from Distributor, fail to discharge the dealer's obligations to the original consumer pursuant to the terms and conditions of Manufacturer's product warranty and consumer service policies, Distributor agrees to discharge promptly such unfulfilled obligations.

10.   Order Processing and Returns.

A. Manufacturer shall fill Distributor's order for the account of the KT in accordance with the request of Distributor. Manufacturer will employ its best efforts to fill Distributor's other orders promptly on acceptance, but reserves the right to allot available inventories among distributors at its discretion.

B. Except for Manufacturer's Products that are defective at the time of sale to Distributor, Manufacturer shall not be obligated to accept any of Manufacturer's Products that are returned. In the event Manufacturer agrees to accept the return of any product not subject to the Limited Warranty, Manufacturer may impose a reasonable restocking charge.

11.   Financial Policies.

Distributor acknowledges the importance to Manufacturer of Distributor's sound financial operation and Distributor expressly agrees that it will:


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A. Maintain and employ in connection with Distributor's business and operations under this Assignment such working capital and net worth as may be required to enable Distributor properly and fully to carry out and perform all of Distributor's duties, obligations and responsibilities under this Agreement.

B. Pay promptly all amounts due Manufacturer in accordance with terms of sale extended by Manufacturer from time to time.

C. Furnish, at Manufacturer's request, a detailed reconciliation of Manufacturer's statements of account with Distributor's records, listing all differences, and showing net amount Distributor acknowledges to be due Manufacturer.

In addition to any other right or remedy to which Manufacturer may be entitled, shipments may be suspended at Manufacturer's discretion in the event that Distributor fails to promptly and faithfully discharge each and every obligation in this Section.

12.   Use of Manufacturer's Name.

Distributor will not use, authorize or permit the use of, the name "Celerity Systems, Inc." or any other trademark or trade name owned by Manufacturer as part of its firm, corporate or business name in any way. Distributor shall not contest the right of Manufacturer to exclusive use of any such trademark or trade name used or claimed by Manufacturer. Distributor may, subject to Manufacturer's policies regarding reproduction of same, utilize Manufacturer's name, trademarks or logos in advertising on stationery and business cards.

13.   Term and Termination.

Unless earlier terminated as provided below, the term of this Agreement shall commence January 16, 1995 and shall continue until January 16, 1998. At the end of the term, the Agreement shall continue until terminated by either party on at least ninety (90) days prior notice.

A. Manufacturer may terminate at any time by written notice given to Distributor not less than ninety (90) days prior to the effective date of such notice in the event Manufacturer decided to terminate all outstanding distributor agreements for Manufacturer's Products and to offer a new or amended form of distributor agreement with substantially equivalent or better terms and conditions for distribution.

B. Manufacturer may terminate this Agreement upon notice to Distributor, upon any of the following events: (1) failure of Distributor to fulfill or perform any one of the material duties, obligations or responsibility of Distributor in this Agreement, which failure is not cured to the reasonable satisfaction of Manufacturer within thirty (30) days of notice from Manufacturer; (2) any


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assignment or attempted assignment by Distributor of any interest in this
Agreement or delegation of Distributor's obligations without Manufacturer's written consent; (3) any sale, transfer or relinquishment, voluntary or involuntary, by operation of law or otherwise, of any material interest in the direct or indirect ownership or any change in the management of Distributor; (4) failure of Distributor for any reason to function in the ordinary course of business; (5) submission by Distributor to Manufacturer of false or fraudulent reports or statements, including, without limitation, claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment by Manufacturer.

C. Manufacturer may terminate this Agreement if Distributor or Bescom does not sign a contract with KT based on the prior bid provided to Distributor by Manufacturer by July 1, 1995 upon thirty (30) day written notice.

D. Notwithstanding any other provision of this Article 13, Manufacturer may at its option terminate the non-exclusive distributorship granted under Article 1
(iii) as provided in such Article 1.

E. Manufacturer may terminate this Agreement if Distributor (1) becomes insolvent, (2) voluntarily or involuntarily files chapter 11 or bankruptcy, or makes an assignment for the benefit of creditors, or ( 3) ceases to be actively engaged in the selling of products or manufactures products for a period of ninety (90) days or more.

F. For the account of KT, if this Agreement is terminated after the submission of bid on April 4, 1995, the commitment made by the Manufacturer in terms of price, delivery and the warranty will survive the termination if Bescom is awarded the Contract by KT to supply the Manufacturer's Products as a part of the overall system.

14.   Obligations on Termination.

On termination of this Agreement, Distributor shall cease to be an authorized distributor of Manufacturer and:

A. All amounts owing by Distributor to Manufacturer on thirty (30) days term shall, notwithstanding prior terms of sale, become immediately due and payable and amounts owing by distributor with respect to the account of KT will be paid in accordance with paragraph 4 of this Agreement.

B. Distributor will resell and deliver to Manufacturer on demand, free and clear of liens and encumbrances, such of Manufacturer's Products and materials as Manufacturer shall elect to repurchase at a mutually-agreed-upon price, but not in excess of Manufacturer's current price to


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distributors for such products and materials, provided that Manufacturer shall not be obligated to pay Distributor for any item originally provided free of charge.

C. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of Manufacturer or Distributor of for any other reason whatsoever growing out of such termination.

D. For the account of KT, if this Agreement is terminated after the submission of bid on April 4, 1995, the commitment made by the Manufacturer in terms of the price, delivery and the warranty will survive the termination if Bescom is awarded the Contract by KT to supply the Manufacturer's Products.

15.   Use of Name Prohibited.

On termination of this Agreement, Distributor will remove and not thereafter use any sign containing any trade name, logo or trademark of Manufacturer including, but not limited to, "Celerity Systems, Inc.", and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such name, or any of Manufacturer's trademarks, trade names or logos. Distributor will not at any time after such termination use or permit any such trademark, trade name or logo to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than merchandise or products of Manufacturer. Regardless of the cause of termination, Distributor will immediately take all appropriate steps to remove and cancel its listings in telephone books, and other directories, and public records, or elsewhere that contain the Manufacturer's name, logo or trademark. If Distributor fails to obtain such removals or cancellations promptly, Manufacturer may make application for such removals or cancellations on behalf of Distributor and in Distributor's name and in such event Distributor will render every assistance.

16.   Acknowledgments.

Each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law, (1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or (2) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement from becoming effective; or that in any way affects or relates to the subject matter hereof. Distributor also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.


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17.   Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

18.   Assignment.

A. Distributor understands and agrees that Manufacturer may at its option cause its obligations under this Agreement for supply to Distributor and KT, if the bid is accepted, to be assumed and performed by one or more third parties whose principal function will be to finance the necessary materials and assembly needed by Manufacturer for this purpose.

B. Neither this Agreement nor any interest in this Agreement may be assigned by Distributor without the prior express written approval of Manufacturer, which may not be reasonably withheld by Manufacturer at Manufacturer's sole discretion.

19.   No Implied Waivers.

Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any default or subsequent default.

20.   Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Manufacturer:
      Celerity Systems, Inc.
      9051 Executive Park Drive
      Knoxville, TN  37923

If to Distributor:

      [M]
      300 Sylvan Avenue
      Englewood Cliffs, NJ  07632


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21.   Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

22.   Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

23.   Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

24.   Other Representations/Escrow.

1.    Representations/Indemnity

      a. Manufacturer hereby represents and warrants that to its knowledge, after no inquiry, none of Manufacturer's Products violate or infringe upon any United States Patents, Copyright or trade secret of any other person. Distributor understands that Manufacturer has not undertaken or completed any patent search of published U.S. Patents.

      b. Distributor shall notify Manufacturer promptly of any claim, action, or suit against Distributor arising out of the manufacture, sale or sublicensing of the Products or the alleged infringement by the Manufacturer's Products of any United States Patents, Copyright, or trade secrets or copyright of any third party.

            Manufacturer will indemnify Distributor against and hold Distributor harmless from any and all loss, damage or liability assessed against Distributor, or incurred by Distributor, arising out of or in connection with any claim that:

            (1)   Manufacturer has breeched its representation under 24.1.a or

            (2) or Manufacturer's Products incorporate one or more material elements that constitute misappropriation of a trade secret from a third party within the United States provided, however, in any event that as a condition of such indemnity:


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                  (i)   that Distributor notifies Manufacturer promptly and in
                        writing that any such claim is threatened or has been brought and in no event more than twenty-one (21) days after Distributor receives notice that such claim has been brought,

                  (ii) that Manufacturer has the right to assume the defense of such claim, with counsel selected by Manufacturer,

                  (iii) that Manufacturer receives Distributor's full and
                        complete cooperation at Manufacturer's expense in the defense of such claim, and

                  (iv) that Manufacturer shall have the right to settle such claim and/or procure the right to continue the manufacture and sublicensing of the Product as contemplated hereunder, and/or modify the Product in such a fashion as to eliminate any infringement and misappropriation (without effecting the capability or performance) and thereby discharge its obligations hereunder.

            Manufacturer shall have no obligation hereunder with respect to any proceeding or claim of infringement based on Distributor's modification of the Products provided by Manufacturer hereunder or the combination, operation or use of such Products with program(s) and procedures not furnished by Manufacturer, if such infringement claim would have been avoided in the absence of such modification, combination or operation or use with program(s) not furnished by Manufacturer.

2.    Escrow

      a. Distributor acknowledges that the Source Code used in creating Manufacturer's Products, together with the Object Code incorporated in such Products, are the proprietary, confidential trade secrets of the Manufacturer. The Source Code of the "Manufacturer's Products" will be kept by a reputable Escrow agent to be appointed by Manufacturer and deemed acceptable by Distributor. The Source Code in Escrow will be released to Distributor by the Escrow agent if Manufacturer (1) becomes insolvent, (2) files chapter 11 or bankruptcy, or (3) ceases to do business. Distributor shall receive the Source Code in the event of delivery under Escrow as a "bailment" solely for the purpose of maintaining the equipment sold to KT and will be strictly liable for any other use or disclosure of the confidential information regarding such Source Code.

25.   Warranty Service for KT

For the account of KT the Contract with KT requires warranty service for twenty
(20) months from the date of official cut over of the system installed or eighteen (18) months from the date of the


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issuance of the Final Acceptance Certificate by KT (Refer to the Article 12.1
under Section 12. WARRANTY of Part II: TERMS AND CONDITIONS FOR CONTRACT and
Section 1.12 Warranty in PART III: SPECIFICATIONS on Pages 26-27: KT's IFB NO. :
95-PSC-006 dated Feb. 22, 1995). Manufacturer agrees to provide or make available such warranty service through Distributor at no extra cost to Distributor.

During any installation of Manufacturer's Products at KT's Central Offices in six cities and until successful official cut over of the system to KT, Manufacturer will provide, at Manufacturer's cost and expense, all necessary and appropriate on-site technical support to ensure successful installation. Distributor agrees to cooperate will all reasonable requests of Manufacturer for all on-site support, including personnel who can observe and learn how to provide emergency on-site service in the future.

Manufacturer agrees to send two (2) expert engineers to KT for two (2) months to be present at the Yoido installation site in Seoul during the sixty (60) day reliability period as required by the terms and conditions of the Contract (Article 1.11.14 under Section 1.11 Cut-Over and Acceptance Testing in PART III:
SPECIFICATIONS on Page 26: KT's IFB NO.: 95-PSC-006 dated Feb. 22, 1995) at Manufacturer's own expense.

26.   Schedule and Liquidated Damages for Korea Telecom Contract

As to the Manufacturer's Products for delivery to KT under the bid to be submitted to KT by the Distributor (the "Bid"), the KT Bid document clearly states (Article 11.1 under Section II, LIQUIDATED DAMAGES in PART II; TERMS AND CONDITIONS FOR CONTRACT, KT's IFB NO.: 95-PSC-006 dated Feb. 22, 1995) that the Contractor, in our case Distributor, will be subject to a penalty for (i) any delay in delivery of the system to KT or (ii) failure to pass a required Systems Acceptance Test. Both parties recognize and agree that Manufacturer's Product is one of several components in the system subject to the KT Bid and that Manufacturer's obligation to Distributor in regard to a failure to deliver or meet the SAT by certain dates in the Bid should be limited to delays caused solely by Manufacturer's failure in these matters. Accordingly, Manufacturer agrees to pay its pro rata share of any penalty imposed by reason of a failure to meet a delivery date or pass the SAT (as required in either case by the accepted Bid), such pro rata share to be equal to the amount of delay or failure to pass SAT attributable to Manufacturer's Product as compared to the total delay or failure to pass SAT caused by all components of the system; provided, however, in no event will Manufacturer be liable for an amount equal to more than one-tenth of one percent (0.1%) per day of the amount of the KT contract attributable to the system applied by Manufacturer. All such amounts shall be payable by Manufacturer to Distributor only to the extent Distributor has actually paid KT (as evidenced by documentation) and shall not constitute any independent obligation to KT by Manufacturer to any party other than Distributor.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

      Celerity Systems, Inc.                    InterSystem Multimedia, Inc.



      By: /s/ Glenn West                        By: /s/ Hoon Yang
          --------------------------------          ---------------------------
          Glenn West                                Hoon Yang, Ph.D.
          Director, Technical Operations            President & CEO


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